Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
(to Prospectus Dated October 18, 2007)	Registration No. 333-146205
$200,000,000
DOLLAR FINANCIAL CORP.
2.875% Senior Convertible Notes due 2027
Shares of Common Stock Issuable upon Conversion of Notes
     This prospectus supplement no. 1 supplements and amends our prospectus dated October 18, 2007 relating to the sale from time to time by the selling securityholders named in the prospectus and in this prospectus supplement of up to $200,000,000 aggregate principal amount of our 2.875% Senior Convertible Notes due 2026 and the shares of our common stock issuable upon exchange of the notes.
     This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus, except to the extent that the information in this prospectus supplement supersedes any information contained in the prospectus.

     Investing in the notes involves risks. See ''Risk Factors’’ beginning on page 10 of the prospectus, as well as the risk factors that are incorporated by reference in the prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is December 6, 2007

SELLING SECURITYHOLDERS
     The information appearing in the table below supplements and amends the information with respect to such selling securityholders in the table appearing under the heading “Selling Securityholders” in the prospectus. The information is based solely on information provided to us by or on behalf of the selling securityholders on or prior to December 4, 2007. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or a prior prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus or such prospectus supplement.

			Number of Shares of
	Principal Amount of Notes		Common Stock
	Beneficially Owned
	Prior to the	Percentage of	Beneficially
	Offering and	Notes	Owned Prior to	Offered
Selling Securityholder	Offered Hereby ($)	Outstanding	the Offering	Hereby (1)
Absolute Strategies Fund	191,000	*	—	7,410

AK Steel Master Pension Trust	540,000	*	—	20,949

Automotive Industries Pension Trust Fund	150,000	*	—	5,819

BP Amoco PLC Master Trust	1,648,000	*	—	63,935

Citadel Equity Fund, Ltd. (2) (3)	42,500,000	21.3%	—	1,648,827

CGCM High Yield Investments-Penn Capital Management	205,000	*	—	7,953

Colcom Foundation	80,000	*	—	3,103

Fore Convertible Master Fund Ltd.	20,738,000	10.4%	—	804,549

Fore ERISA Fund, Ltd.	5,767,000	2.9%	—	223,736

Fore Multi Strategy Master Fund, Ltd.	5,555,000	2.8%	—	215,511

Indianapolis Power and Light Company	85,000	*	—	3,297

The J.A. and Kathryn Albertson Foundation, Inc.	45,000	*	—	1,745

J-Invest Ltd. (4)	2,850,000	1.4%	—	110,568

JABCAP Multistrategy Master Fund Limited (5)	12,150,000	6.1%	—	471,370

Man Mac I Ltd.	9,420,000	4.7%	—	365,457

Radcliff SPF, Ltd., for and on behalf of the Class A Segregated Portfolio (6)	5,500,000	2.8%	—	213,377

			Number of Shares of
	Principal Amount of Notes		Common Stock
	Beneficially Owned
	Prior to the	Percentage of	Beneficially
	Offering and	Notes	Owned Prior to	Offered
Selling Securityholder	Offered Hereby ($)	Outstanding	the Offering	Hereby (1)
Retirement Plan for Employees of ONEOK, Inc. and Subsidaries-Penn Capital Management	180,000	*	—	6,983

Sheet Metal Workers National Pension Fund	150,000	*	—	5,819

Sheet Metal Workers Pension Trust FD	155,000	*	—	6,013

Singapore Labour Foundation	25,000	*	—	969

Stationary Engineers Local 39	85,000	*	—	3,297

TD Securities Inc. (7)	8,000,000	4.0%	—	310,367

United Technologies Corporation Master Retirement Trust	574,000	*	—	22,268

Viacom Inc. Pension Plan Master Trust	87,000	*	—	3,375

Wachovia Capital Markets, LLC (7)(8)	1,770,000	*	—	68,668

*	Less than one percent (1%)

(1)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 25.7759 shares of our common stock per $1,000 principal amount. This conversion rate, however, is subject to adjustment as described under “Description of the Notes—Conversion Rights” in the prospectus. As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Citadel Limited Partnership (“CLP”) is the trading manger of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(3)	The selling securityholder has indicated that it is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

(4)	The selling securityholder has reported a short position in our common stock of 68,200 as of October 22, 2007.

(5)	The selling securityholder has reported a short position in our common stock of 291,200 as of October 22, 2007.

(6)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliff SPC, Ltd’s Class A Segregated Portfolio. RCG Management Company, LLC (“Management”) is the general partner of RG Captial. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliff SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(7)	The selling securityholder has indicated that it is a broker-dealer registered pursuant to Section 15 of the Exchange Act.

(8)	The selling securityholder and its affiliates have performed various financial advisory and investment banking services for us from time to time. The selling securityholder received customary fees and commissions for these transactions. The selling securityholder acted as an initial purchaser of the securities offered by this prospectus in a private placement. The selling securityholder received customary fees and commissions for this transaction.